EXHIBIT 99.1

  California Pizza Kitchen Reports Preliminary First Quarter Results

    Comparable Restaurant Sales Increase 4.7%; Earnings Guidance
Increases to $0.19-$0.20 per Diluted Share Before Additional
Compensation Expense due to Accelerated Restricted Stock Vesting

    LOS ANGELES--(BUSINESS WIRE)--April 9, 2007--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that revenues increased 15.2% to $149.4 million for the first quarter ended April 1, 2007 versus $129.7 million in the first quarter of 2006. Comparable restaurant sales increased approximately 4.7% compared to 6.4% in the first quarter a year ago. The Company estimates that unfavorable weather during the period negatively impacted comparable restaurant sales by 0.4% and resulted in approximately $300,000 in lost revenues.

    For the period, the Company incurred $600,000, or $0.02 per diluted share, of additional compensation expense related to accelerated restricted stock vesting. This relates to 10,000 shares of restricted stock granted to each of the Company's co-Chief Executive Officers pursuant to the terms of their April 2005 employment agreements. The additional compensation expense was triggered in the first quarter by the Company's stock price maintaining a $35.00 average for 30 days.

    During its February 15, 2007 conference call, the Company forecasted a comparable restaurant sales increase of 3.0% to 4.0% and first quarter 2007 earnings in the range of $0.17-$0.19 per diluted share. Based upon first quarter 2007 revenues and comparable restaurant sales results, management now expects earnings of $0.19-$0.20 per diluted share excluding additional compensation expense related to accelerated restricted stock vesting and between $0.17-$0.18 per diluted share including the additional compensation expense.

    In the first quarter of 2007, the Company added two new full service restaurants in Austin, Texas and San Francisco, California as well as two CPK/ASAP restaurants in Anaheim, California and Kailua, Hawaii. The Company's franchise partner, WDI Corporation, also opened its second full service restaurant in Japan.

    The Company intends to release its first quarter earnings on May 10, 2007 at approximately 4:00 pm ET with a conference call to follow on the same day at approximately 5:00 pm ET. A webcast of the conference call can be accessed at www.cpk.com.

    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.23. As of April 9, 2007 the Company operates, licenses or franchises 212 restaurants, of which 181 are company-owned and 31 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company, which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

    This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate" and similar words.

    Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover, 310-342-5000 (media)
             Sue Collyns, 310-342-5000 (investors)